     As filed with the Securities and Exchange Commission on July 25, 2000
                                                 Registration No. 333-
                                                 ===============================
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            _____________________
                             CPC OF AMERICA, INC.
                (Name of small business issuer in its charter)

                     Nevada                                   3841                           11-3320709
   (State or jurisdiction of incorporation      (Primary Standard Industrial              (I.R.S. Employer
              or organization)                   Classification Code Number)             Identification No.)

                         1133 Fourth Street, Suite 200
                            Sarasota. Florida 34236
         (Address and telephone number of principal executive offices and principal place of business)

                    ______________________________________

                         1133 Fourth Street, Suite 200
                            Sarasota. Florida 34236
                                 941-906-9546
           (Name, address and telephone number of agent for service)

                          ___________________________
                                  Copies to:

                            Daniel K. Donahue, Esq
                       Oppenheimer Wolff & Donnelly LLP
                      500 Newport Center Drive, Suite 700
                           Newport Beach, CA  92660
                                (949) 823-6000

                          ___________________________
                Approximate date of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                          ____________________________

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
             ____________________________________________________
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                      Proposed             Proposed
   Title of Each Class of Securities                              Maximum Offering     Maximum Aggregate      Amount of
         to be Registered              Amount to be Registered   Price per Share (1)     Offering Price    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
   Common Stock, $.0005 par value           250,000 Shares              $5.00              $1,250,000           $330
=============================================================================================================================

   (1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on July 18, 2000, as reported in the over-the-counter market.

                            _______________________
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
   Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS



                                250,000 Shares



                             CPC OF AMERICA, INC.



                                 Common Stock




     This prospectus relates to the offer and sale of 80,375 shares of our common stock by the selling stockholders identified in this prospectus and our offer and sale of up to 169,625 shares of common stock. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

     Our common stock is currently traded on the OTC Bulletin Board under the symbol "CPCF." On July 18, 2000, the last reported sale price of the common stock on the OTC Bulletin Board was $5.00 per share.

     Please see "Risk Factors" beginning on page 4 to read about certain factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is __________, 2000

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

                               TABLE OF CONTENTS

Summary...............................................................................  1

Risk Factors..........................................................................  3

Market for Common Equity and Related Stockholder Matters..............................  6

Dividend Policy.......................................................................  6

Selling Stockholders..................................................................  7

Management's Discussion and Analysis or Plan of Operation.............................  8

Business..............................................................................  9

Management............................................................................ 16

Principal Stockholders................................................................ 19

Description of Securities............................................................. 20

Legal Matters......................................................................... 21

Experts............................................................................... 21

Available Information................................................................. 22

Index to Financial Statements......................................................... 23

                                    SUMMARY

     You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus. This prospectus contains forms of forward-looking statements. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions, which are identified and described in the "Risk Factors" section, below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those anticipated, estimated, or projected and the variations may be material. We caution you not to place undue reliance on any such forward-looking statements, all of which speak only as of the date made.


                                  Our Company

     We are engaged in the business of developing and/or acquiring cardiology therapeutic and disposable devices and products as well as the manufacturing and distributing of these devices and products for the diagnosis and treatment of coronary artery disease. To date, we have developed and/or acquired two products: the CPCA 2000 counterpulsation devices and The Myers Solutions puncture closing device and technique. Both the CPCA 2000 and The Myers Solution are in the development stage and we are currently seeking FDA approval of both of these products.

     Our first product is the CPCA 2000 counterpulsation unit, a non-invasive, atraumatic and non-toxic method of treating certain coronary disease states. Counterpulsation involves the rhythmic inflation and deflation of sets of balloons or cuffs wrapped around the muscles of the calves, thighs and buttocks and is designed to eliminate the symptoms associated with the narrowing of the cardiac arteries. We have applied for FDA approval of our counterpulsation units and expect to commence marketing in the U.S. in the fourth quarter of 2000. We have also recently acquired a controlling interest in Med Enclosures, LLC, the holder of three patents for the puncture closing device and technique known as The Myers Solution. The Myers Solution is a proprietary technique to close puncture wounds following catheterization procedures and is designed to reduce the risk of hemorrhage and speed recovery time for patients following these procedures. We intend to submit The Myers Solution for FDA approval in the fourth quarter of 2000.

     Our executive offices are located at 1133 Fourth Street, Suite 200, Sarasota, Florida 34236; phone (941) 946-9546.


                                 The Offering

     This offering relates to the offer and sale of 80,375 shares of our common stock by the selling stockholders identified in this prospectus as well as 169,625 shares of common stock offered by us. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

     We are offering for sale up to 169,625 shares of our common stock. While we may sell some or all of the 169,625 shares for cash, it is our intention to issue the 169,625 shares for noncash consideration, including services rendered. We have entered into an agreement with some of the selling stockholders which guarantees that the average market price for their shares shall be at least $6.00 per share and have agreed to issue additional shares to these stockholders to cover any deficiencies in the market price of our common stock. Except for the shares we may issue to these stockholders, we have no plans or arrangements at this time to issue any of the 169,625 common shares and we do not intend to issue any of the 169,625 common shares for noncash consideration except to non-affiliates in arms' length transactions. In the event we issue any of the 169,625 common shares for cash, we expect to do so at prevailing market prices.

                         Summary Financial Information

    The summary financial information set forth below has been derived from our financial statements. You should read this information in conjunction with the financial statements and notes thereto, included elsewhere in this memorandum.

Statement of Operations Data:

                                                                                   Three Months         From Inception
                                                                                       Ended          (April 11, 1996) to
                                     Year Ended              Year Ended            March 31, 2000        March 31, 2000
                                  December 31, 1998       December 31, 1999        --------------        --------------
                                  -----------------       -----------------          (Unaudited)          (Unaudited)
 Net revenue.................   $          0                     0                       0                     0
 Net loss....................          (640,580)            (1,329,328)              (225,704)            (2,712,520)
 Net loss per share..........             (.38)                (.16)

  Balance Sheet Data:

                                      December 31, 1998          December 31, 1999       March 31, 2000
                                      -----------------          -----------------       --------------
                                                                                           (unaudited)
 Cash and cash equivalents......   $        49,864                    104,962                454,921
 Working capital................           156,215                    (26,716)               445,712
 Total assets...................           213,806                    304,247                526,401
 Total liabilities..............            40,744                    317,823                 68,286
 Total stockholders'
   equity/deficit...............           173,062                    (13,576)               458,127

                                 RISK FACTORS

     You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.


We Are a Development Stage Company and Have No Significant Operating History.

We were incorporated in 1996 and to date have not generated any revenues from operations. To date, our activities have included the market analysis and development of our counterpulsation units, the acquisition of a controlling interest in Med Enclosures, LLC and the raising of working capital. We believe that we have in place the foundation upon which we can achieve significant growth in revenue. However, as a result of the absence of any operating history or revenues, there can be no assurance that we will achieve a significant level of operations and, if so, that such operations can continue to be conducted on a profitable basis.


We Have Limited Sources of Financing and Will Require Additional Capital to Support Our Growth.

We have not generated any revenues from our operations and until we begin generating revenues and earnings, we will continue to depend on financing from outside sources to sustain our operations We recently commenced a private placement of shares of our Series B Preferred Stock, pursuant to which we seek to raise up to $2,000,000 in gross proceeds. We intend to use the proceeds from this offering to obtain FDA approval for our counterpulsation units, to fund clinical and pre-clinical trials for MedClose and for our working capital requirements. We anticipate, based on currently proposed plans and assumptions, that the proceeds of this private placement, together with available cash resources, will be sufficient to satisfy our anticipated cash requirements for the next twelve months. If the gross proceeds from the private placement are less than $2,000,000, however, our ability to implement our plan of operations will be hindered and the planned expenditures towards funding the regulatory approval of our products may be limited. The report of our independent public accountants for the year ended 1999 states that due to the absence of operating revenue, there is substantial doubt about our ability to continue as a going concern.


Our Medical Devices And Procedures Are Subject To Extensive Government
Regulation.

Clinical testing, manufacture and sale of our counterpulsation units and puncture closing devices are subject to regulation by numerous governmental authorities, principally the FDA and comparable state and foreign regulatory agencies. The approval process can be expensive and time-consuming. We have applied for FDA approval of our counterpulsation units through a pre-market notification filing under Section 510(k) of the Food, Drug and Cosmetics Act. Applicants under the Section 510(k) procedure must prove that the device for which approval is sought is substantially equivalent to devices on the market prior to the Medical Device Amendments of 1976 or devices approved thereafter pursuant to the Section 510(k) procedure. We intend to file for FDA approval of MedClose in the fourth quarter of 2000. Although we expect a favorable response from the FDA, the failure to receive requisite FDA approval for the counterpulsation units or MedClose, or significant delays in obtaining such approval, would prevent us from commercializing our products as anticipated.


Our Markets Are Highly Competitive.

We expect to face significant competition in connection with the marketing of both our counterpulsation units and MedClose puncture closing device. We are aware of three other companies that are currently producing and marketing or intending to market a counterpulsation device similar to ours. These companies have already cleared the FDA approval process with their products and have begun to market their products in the U.S. We also have several competitors that manufacture and market puncture closure devices, including Perclose, Inc., Kensey Nash, Datascope Corp. and Vascular Solutions, Inc. All of our competitors have greater marketing and financial resources than we do and, accordingly, there can be no assurance that we will be able to compete effectively or that competitive pressures we will face will not prevent us from increasing our present level of operations.

Our Patents And Trademarks May Not Adequately Protect Our Intellectual Property.

We have filed a patent application for our counterpulsation units with the U.S. Patent and Trademark Office and we have already received a trademark on the name "CPCA 2000." In addition, our subsidiary, Med Enclosures, holds three patents for the puncture closing device and technique known as The Myers Solution and has applied for a trademark for the name "The Myers Solution" and MedClose. There can be no assurance, however, that these patents and trademarks, or any patents or trademarks that may be issued in the future, will meaningfully protect our products from the production of similar products by competitors. In addition, if our patent, trademark or other proprietary rights are violated, or if a third party claims that we violate their patent, trademark or other proprietary rights, we may be required to engage in litigation. Proprietary rights litigation tends to be costly and time consuming and bringing or defending claims related to our proprietary rights may require us to redirect our human and monetary resources to address those claims.


Our Medical Devices May Contain Defects That Could Be Costly To Correct, Delay Market Acceptance Of Our Products And Expose Us To Costly Litigation.

We may be subject to product liability claims for injuries sustained as a result of our counterpulsation units and puncture closing devices. Although we intend to obtain product liability insurance at such time as we begin the marketing of our medical devices, any product liability claims brought against us, if successful and of sufficient magnitude, could cause us to spend significant resources on litigation. In addition, these claims could damage our reputation in the industry.


We May Engage In Future Acquisitions That Dilute Our Stockholders, Cause Us To Incur Debt And Assume Contingent Liabilities

As part of our business strategy, we expect to review acquisition prospects that would complement our current product offerings or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. Such actions by us could materially adversely affect our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

     . difficulties in assimilating acquired operations, technologies or products;

     . unanticipated costs associated with the acquisition could materially adversely affect our results of operations;

     .    diversion of management's attention from other business concerns;

     . adverse effects on existing business relationships with suppliers and customers;

     . risks of entering markets in which we have no or limited prior experience; and

     .    potential loss of key employees of acquired organizations.

We have limited experience in assimilating acquired organizations into our operations and we may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations.


Certain Provisions In Our Corporate Charter And Bylaws May Discourage Take-Over Attempts And Thus Depress The Market Price Of Our Stock

Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests. For example, our Articles of Incorporation allows our Board of Directors to issue additional shares of common stock or establish one or more classes or series of preferred stock, having rights, preferences and limitations as determined by the Board of Directors without stockholder approval.


Certain Provisions In Our Corporate Charter And Bylaws May Effect The Rights Of Common Stock Holders

Our Board of Directors has the authority to issue up to an additional 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. To date, we have 8,824 shares of Series A Preferred Stock outstanding. Our board of directors has also authorized the issuance of up to 500,000 shares of Series B Preferred Stock, none of which have been issued. Any additional preferred stock issued by our board of directors may contain rights and preferences adverse to the voting power and other rights of the holders of common stock.


We Do Not Have An Active Trading Market For Our Shares.

Our common stock is traded on the OTC Bulletin Board under the symbol "CPCF." On July 18, 2000, the last reported sale price of the common stock on the OTC Bulletin Board was $5.00 per share. The range of last sale prices of our stock over the previous 52 weeks included a high and low of $8.50 and $4.25, respectively. However, we consider our common stock to be "thinly traded" and any last reported sale prices may not be a true market-based valuation of our common stock.


Forward-Looking Statements.

This prospectus contains forms of forward-looking statements that are based on our beliefs as well as assumptions made by and from information currently available to us. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions, which are identified and described in this "Risk Factors" section. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution potential investors not to place undue reliance on any forward-looking statements, all of which speak only as of the date made.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock trades on the OTC Bulletin Board under the symbol "CPCF." The following table shows the high and low bid prices of our common stock for the periods indicated since the inception of trading in June 1998 as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. All share prices are adjusted to reflect the two-for-one split of our common stock that was effected in February 1998.


                                                                   High                 Low
1998:
First quarter (from February 18, 1998)                         $     3.125           $    1.50
Second quarter                                                      14.75                 2.375
Third quarter                                                       15.62                 8.62
Fourth quarter                                                       8.62                 3.25

1999
First quarter                                                  $    11.50            $    4.625
Second quarter                                                       8.875                5.25
Third quarter                                                       10.37                 5.25
Fourth quarter                                                       8.62                 4.75

2000
First quarter                                                        8.125                5.00
Second quarter                                                       6.125                4.00
Third quarter (through July 18, 2000)                                5.1875               4.00

     As of the date of this prospectus, we had approximately 59 record holders.


                                DIVIDEND POLICY

     We have never declared nor paid cash dividends on our common stock, however our preferred stockholders are entitled to a 5% annual dividend payable either in cash or shares of our common stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore we have no immediate plans to pay cash dividends on our common stock. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and other factors our board of directors considers relevant.

                             SELLING STOCKHOLDERS

      This prospectus relates to the offer and sale of 169,625 shares of common stock as well as 80,375 shares of our common stock by the selling stockholders identified below in this offer. None of the selling stockholders are or have been affiliates of ours, however Dr. Myers, an affiliate of Gene Myers Enterprises, Inc., is one of our consultants and serves as our Medical and Clinical Affairs Director for CPCA2000, Inc. and Med Enclosures, LLC. The selling stockholders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

      All of the selling stockholders, except for Gene Myers Enterprises, Inc. received their shares in connection with the settlement of a lawsuit brought against us by CarePoint Networks, Inc. In connection with that settlement, we issued a total of 33,333 shares of common stock to these selling stockholders as consideration for the settlement of the lawsuit. As a condition to that settlement, we provided a guarantee to these stockholders that the average last sale price of our common stock for the 90 trading days immediately preceding August 31, 2000 would be at least $6.00 per share. In the event the average last sale price for this period was less that $6.00 per share, we agreed to issue these selling stockholders additional shares of common stock or cash so that all of the shares issued to these selling stockholders, when multiplied by the actual average last sale price of the common stock over this period, would equal at least $200,000. The additional shares of common stock that we may issue to these selling stockholders to ensure an aggregate average sale price of $200,000 will come from the 169,625 shares of common stock we are offering by way of this prospectus.

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by the selling stockholder:

                                                Shares Beneficially Owned
                                                    Prior to Offering
                                         -----------------------------------------
                                            Number of           Number of Shares               Shares Beneficially Owned
 Name                                      Shares owned              offered                       After Offering(1)
------------------------------------     -----------------------------------------     -----------------------------------------
Jackson M. Rhudy                                  4,688                    4,688                           0
Robert G. Leo                                    10,258                   10,258                           0
G. Kirk Olsen                                     8,111                    8,111                           0
Kent F. Meacham                                   7,612                    7,612                           0
David G. Williams                                 2,664                    2,664                           0
Gene Myers Enterprises, Inc.                     47,042                   47,042                           0

____________
(1)  Assumes all of the offered shares are sold.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

General
-------

     To date, our activities have included the market analysis and development of our counterpulsation units, acquisition of a controlling interest in Med Enclosures, LLC, and the raising of development and working capital. We have developed and prepared for market the CPCA 2000 and the CPCA 2000M, a mobile version of our stand-alone counterpulsation unit. Both units have been submitted for approval from the FDA. We intend to commence revenue producing operations in the fourth quarter of 2000, subject to FDA approval of our counterpulsation units. We have also acquired a controlling interest in Med Enclosures which holds the patents to the puncture closure device and technique known as "The Myers Solution." We intend to submit MedClose for FDA approval in the fourth quarter of 2000 following pre-clinical and clinical trials and to commence commercial operations of the product in the fourth quarter of 2001. We have financed our activities to date through the sale of our securities.

     We recently commenced a private placement offering of shares of our Series B Preferred Stock. In the private placement, we are offering up to 457,142 shares of Series B Preferred Stock at a price of $8.75 per share for the gross offering amount of $4,000,000. The Series B Preferred Stock is convertible into shares of common stock on a one-for-one basis and holders thereof are entitled to an annual dividend of 5%, payable in either cash or shares of common stock. The Series B Preferred Stock is being offered pursuant to Rule 506 under the Securities Act of 1933, as amended, solely to "accredited investors" as that term is defined in Rule 501 under the Securities Act. As of the date of this prospectus, 71,429 shares of Series B Preferred Stock have been sold.

     As of March 31, 2000, we had working capital of $445,712. In addition to our working capital on hand, we believe that we will require, at least, an additional $2,000,000 of capital in order to fund our plan of operations over the next 12 months as well as an additional $4,000,000 to fund the FDA approval process for MedClose. We expect to fund our working capital requirements over the next 12 months from our private placement of shares of Series B Preferred Stock as well as from the exercise of outstanding warrants and options. We expect to obtain the capital to fund the FDA approval process for MedClose from either the sale of our equity securities or from the sale of interests in Med Enclosures.

     There can be no assurance, however, that we will be able to obtain sufficient additional capital, either through the present private placement of Series B Preferred Stock, from other outside investors, the exercise of warrants and options or otherwise, in order to fund our working capital requirements in a timely manner or to fund the FDA approval process for MedClose. The report of our independent accountants for the fiscal year ended December 31, 1999 states that due to the absence of operating revenues and our limited capital resources, there is doubt about our ability to continue as a going concern.


Forward Looking Statements
--------------------------

     This prospectus contains forward-looking statements that are based on our beliefs as well as assumptions and information currently available to us. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. These statements are subject to those risks, uncertainties and assumptions included in the section "Risk Factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution you not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this prospectus.

                                   BUSINESS

General

     CPC of America is engaged in the business of developing and/or acquiring cardiology therapeutic and disposable devices and products as well as the manufacturing and distributing of these devices and products for the diagnosis and treatment of coronary artery disease. To date, we have developed and/or acquired two products: the CPCA 2000 counterpulsation devices and MedClose puncture closing device and technique.

     Our first product, the CPCA 2000 counterpulsation unit, is a non-invasive, atraumatic and non-toxic method of treating certain coronary disease states. MedClose is a puncture closing device and technique that utilizes a human glue deployment to close puncture wounds following surgery. Both the CPCA 2000 and MedClose are in the development stage and neither has been approved for sale by the FDA.


Coronary Artery Disease and Treatment

     Coronary artery disease is the most common cause of death in industrial nations. The coronary arteries serve the heart with oxygen and other nutrients. The progressive narrowing of these coronary arteries by increasing layers of fatty plaque can lead to heart attacks, brain failure and eventually death. The direct cost of coronary disease is great in terms of treatment expense, loss of earnings and productivity while the indirect costs are incalculable in terms of pain, suffering and limited lifestyles.

     A percentage of these patients undergo invasive surgical procedures such as angioplasty, artery bypass surgery or cardiac catheterization, all of which are designed to remedy coronary artery narrowing. Coronary angioplasty is an invasive process whereby a small balloon attached to a catheter is inserted into a clogged artery. The balloon is then inflated to compress plaque and to open the narrowed artery. The estimated cost per successfully treated patient using the angioplasty method approaches $16,000 and many patients fail multiple attempts at angioplasty. Coronary artery bypass surgery involves supplementing the original arteries on the surface of the heart with additional conduits, or bypasses, which carry the blood around areas of blockage or narrowing. These bypasses or detours are frequently created by using veins harvested from the patient's leg or arteries harvested from the chest wall. This invasive procedure requires more lengthy hospitalization than angioplasty, carries a higher risk of complications, and can cost up to $50,000 per patient. Many bypass conduits close in the years following surgery requiring a return to medications, angioplasty, or repeat bypass attempts. Cardiac catheterization is an invasive procedure that involves threading a catheter through an artery from a patient's groin to the heart. While cardiac catheterization is invaluable in diagnosing and treating coronary artery blockages, it carries a serious risk of hemorrhaging following the procedure at the site where the artery is punctured.


Counterpulsation Technology: "CPCA2000"

     We have designed and, subject to FDA approval, intend to manufacture and market a counterpulsation device under the name CPCA 2000, as well as a mobile version of our counterpulsation device under the name CPCA 2000M. Counterpulsation involves the rhythmic inflation and deflation of sets of balloons or cuffs wrapped around the muscles of the calves, thighs and buttocks. Inflation and deflation occurs in a sequential manner, progressing from the calves to the lower and upper thighs and then to the buttocks. The sequence of cuff inflation and deflation compresses the vascular beds and is timed to the beating of the patient's own heart through synchronization with the patient's electrocardiogram. Cuffs inflate sequentially and rapidly at the onset of diastole to prevent blood from being trapped in vascular beds. Cuffs deflate just before the heart squeezes, reducing the pressure against which the heart must pump and allowing the heart to eject blood more efficiently and completely. Counterpulsation is designed to increase the ease of work during the contraction phase and to increase blood flow during the relaxation phase of the cardiac cycle. Counterpulsation is significantly less invasive than angioplasty, artery bypass surgery and cardiac catheterization and is designed to reduce the need for these more invasive, complicated and costly procedures.

     Patients are typically treated with counterpulsation therapy during 35 one-hour outpatient visits or sessions, spanning four to seven weeks. During their treatments, the patients remain outside the hospital and are free to pursue work and other scheduled activities. Treatment success is observed by relief of symptoms, possible reduction in medication, increased exercise capacity on the treadmill, and elimination of areas of poor cardiac circulation. A course of counterpulsation treatments, with a total global cost of $7,500 or less, compares favorably with the higher risk, expense, pain and lost productivity time associated with the invasive angioplasty, coronary bypass or cardiac catheterization procedures.

     A 1992 study by doctors at Stony Brook University in New York showed that counterpulsation eliminated or reduced angina in over 80% of the patients studied. In that study, doctors tested the clinical efficacy and tolerability of counterpulsation in 18 patients with incapacitating chronic angina. In all patients, treatment with counterpulsation was associated with a substantial improvement in symptoms, with more than 80% of the patients in the study reporting a complete absence of symptoms while performing their usual activities. In addition, Thalium-201 stress testing (performed for the same exercise duration before and after counterpulsation treatment) showed complete resolution of ischemic defects in 12 patients (67%), a decrease in the area of ischemia in two (11%), and no change in four (22%). Thus, 14 patients (78%) had a reduction in myocardial ischemia as assessed by Thalium-201 imaging. In addition, stress test results using a treadmill showed a significant increase in exercise duration following counterpulsation treatment. We were not involved with this study.

     Three years following the initial study, data from 17 of the original 18 patients was studied, including 13 of the 14 patients who had previously shown a reduction in myocardial ischemia. One of these 13 patients suffered a myocardial infarction and another underwent a revascularization procedure during the intervening period. The other 11 patients all remained free of limiting angina.

     In 1998, results of a study regarding the effectiveness of counterpulsation were reported in a section of the official program of the American Heart Association's 71st Scientific Sessions. The study involved a randomized, sham-controlled, double-blinded clinical trial of 139 patients with chronic angina. The study used standardized methodology to determine whether counterpulsation treatment had an effect on quality-of-life functions up to 12 months after completion of treatment. Of the 125 patients who entered the study, the group who received counterpulsation treatment demonstrated a 23% improvement in their quality-of-life 12 months after the completion of their treatment. The group that did not receive the counterpulsation treatment showed no improvement.


Puncture Closure Devices: "MedClose"

MedClose is a proprietary technique for use during catheterization procedures that is designed to reduce the risk of hemorrhage and speed recovery time for patients following these procedures. MedClose is based on a basic principle of arterial clotting. When the outer surface of an artery, called the adventitia, is injured it releases a sticky chemical that serves as an adhesive for the body's clot-inducing substances, thus initiating the clotting process. MedClose accelerates the release of this chemical through the use of a special instrument that surgically debrides the adventitia. To further speed clotting, this debridement is combined with one of the newly developed forms of "human glue." These products, a mixture of natural thrombin and fibrinogen, are widely available and relatively inexpensive. In addition, they can be manufactured to become adhesive only when exposed to a specific catalyst such as a laser.

     The glue alone is not sufficient to close the artery, however. Debridement is the key to the effectiveness of this technique, creating a surface area that allows the glue to adhere and form a solid seal. MedClose includes a patented instrument and technique to temporarily close the wound, debride the surrounding adventitia and deliver a form of human glue to the puncture site that can be activated by laser light. Our majority-owned subsidiary, Med Enclosures, holds the patents for both the instrument and the technique used in connection with MedClose.

     We believe that a major advantage of MedClose is that it requires no sutures and leaves no foreign matter in the artery thereby reducing the risk of an embolism resulting from residual material left in the artery. In addition, we believe that MedClose will significantly reduce the recovery time of patients following catheterization procedures. Physicians traditionally have used sutures to close puncture wounds following catheterization procedures. Using sutures requires direct pressure to be applied to the wound for up to 45 minutes and for the patient to remain still for up to 12 hours following the procedure to avoid hemorrhaging. MedClose, by contrast, eliminates the need for direct pressure to be applied to the wound and reduces the recovery time following the procedure to approximately two hours. As a result, MedClose reduces the need for patients to remain completely immobile following the catheterization procedure and limits the recovery time and discomfort associated with the catheterization procedures.


Marketing and Distribution

     Counterpulsation Technology "CPCA2000"

     We intend to engage third parties, through original equipment manufacturing relationships, to manufacture our products. We intend to commence marketing and distribution of our products by establishing relationships with key providers and referring physicians across the nation, in geographically strategic locations.

     Distribution and marketing of the medical products will be accomplished through joint ventures between our sales groups and clinics and institutions that will be purchasing our units. We do not currently have any of these agreements in place. Our strategy is to sell one or more of our counterpulsation units to physicians, clinics and hospitals, with us receiving revenues from the proceeds of the sale as well as from service fees and licensing fees. We anticipate that we will need to employ approximately 10 full-time employees to develop and enhance our sales, marketing and distribution efforts. We intend to grow our distributorship network and sales to and through:

     .    Major cardiology groups;
     .    HMO groups;
     .    Major payor groups and insurance companies;
     .    Other existing diagnostic and therapeutic companies and centers;
     .    National and international distribution agreements; and
     .    Internet e-commerce.

     Following FDA approval of the CPCA 2000, we intend to initially focus our marketing efforts on the state of Florida. We believe that Florida has a relatively high concentration of eligible patients with the ability to pay before complete reimbursement by the payors is fully recognized.


     Puncture Closure Device "MedClose"

     We initially intend to market MedClose to both hospitals and to physicians through both national and international distribution agreements. None of these agreements are currently in place. We intend to establish a direct sales support team to assist the distributors with their customers and to establish national contracting agreements with major providers of services.

     We intend to offer our products to potential customers through a marketing campaign consisting of public relations, direct mail and personal selling efforts by our representatives. The public relations campaign will be designed to raise awareness of MedClose and its puncture closure device among both industry leaders and the general public. We intend to generate publicity for The Myers Solution through press conferences, demonstrations and press releases to trade and professional publications.

     Although we initially intend to concentrate our marketing efforts on the U.S. domestic market, once domestic operations have been established we intend to expand our marketing efforts in various international markets. We intend to market our counterpulsation units and puncture closing devices to international customers through affiliations and/or agreements with international partners.

Government Regulation and Supervision

     FDA Approval Process

     Clinical testing, manufacture and sale of the CPCA 2000, CPCA 2000M and "MedClose" are subject to regulation by numerous governmental authorities, principally the FDA, and corresponding state and foreign regulatory agencies. Pursuant to the federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the clinical testing, manufacturing, labeling, distribution and promotion of medical devices. Under the Medical Device Act of 1976, the FDA places medical devices into one of three classes called Class I, II, or III, on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject only to general controls (e.g., labeling, premarket notification and adherence to good manufacturing practices. Class II devices are subject to general controls and performance standards established by the FDA, including postmarket surveillance, patient registries and FDA guidelines. Class III devices must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found to be substantially equivalent to devices currently on the market). Both the CPCA 2000 and MedClose are considered by the FDA to be Class III devices.

     Before a new medical device can be introduced to the market, the manufacturer generally must obtain FDA clearance through either a "510(k) premarket notification" or through a premarket approval application. Although Class III devices normally require FDA clearance through the premarket approval process, because counterpulsation devices and puncture closure devices are already on the market, newer versions, similar to the CPCA 2000 and The Myers Solution, have been permitted to be marketed pursuant to the 510(k) premarket notification procedure. However, there is no assurance that we will continue to be eligible to utilize the 510(k) premarket notification process in the future or that the FDA will not in the future require us to submit a premarket application, which would be a more costly, lengthy and uncertain approval process.

     Generally, 510(k) premarket notification clearance will be granted if the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device, or to a preamendment Class III medical device for which the FDA has not called for premarket approval applications. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past, for example, by more frequently requiring clinical data. It generally can take from four to 12 months or longer from submission of the product to obtain 510(k) premarket clearance. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional data is needed before a substantial equivalence determination can be made. A determination that a device is not substantially equivalent to a device already on the market, or a request for additional data, would delay the market introduction of our products and could have a material adverse effect on our business, financial condition and results of operations. For any of our devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission. There can be no assurance that we will obtain 510(k) premarket clearance within the above time frames, if at all, for any of the devices for which we may file a 510(k).

     Further, once FDA approval is obtained, our products will be subject to pervasive and continuing regulation by the FDA, including various record keeping requirements and the requirement to report adverse experiences with the use of the device. We are also subject to inspection on a routine basis for compliance with the FDA's good manufacturing practices regulations. These regulations impose certain procedural and documentation requirements upon us and the companies with which we contract to manufacture our products. The FDA has recently finalized changes to good manufacturing practice requirements that, among other things, add requirements for design controls and maintenance of service records. These changes are expected to increase the cost of compliance.

     On November 12, 1998, we submitted to the FDA our final application for the CPCA 2000. The FDA responded to the application on February 10, 1999 with requests for clarification on certain issues and for additional data. The FDA inspected one of our manufacturing facilities in May 1999. We intend to submit MedClose for FDA approval during the fourth quarter of 2000.

     Third-Party Coverage

     The commercial success of the CPCA 2000 is also dependent upon positive coverage policies by the Health Care Financing Administration, which administers the Medicare program, as well as by other third-party payors. In February 1999, the HCFA extended Medicare coverage to external counterpulsation treatment for patients with disabling angina who, in the opinion of a cardiologist or cardiothoracic surgeon, are not readily amenable to surgical interventions. In November 1999, the Health Care Financing Administration created a new code to describe external counterpulsation technology. This new code, HCPCS code G0166, is specific to Medicare beneficiaries and went into effect on January 1, 2000 for angina patients being treated by the counterpulsation. The allowable charge under this HCPCS code for 35 one-hour treatments is $4,550. Certain patients may require additional services, such as evaluation and management, which may be billed separately. We expect third-party insurance companies to follow the lead of Medicare and to adopt similar coverage policies for counterpulsation treatment. Failure by these third-party payors to adopt coverage policies similar to Medicare's, or the elimination of coverage entirely for counterpulsation treatment, would seriously impact the demand for our counterpulsation units.


     Anti-Kickback Statutes

     In addition, there are federal and state laws, which regulate the financial relationships between manufacturers of medical devices and hospitals, physicians and other potential purchasers of medical devices. The federal Medicare and Medicaid anti-kickback statute prohibits financial relationships designed to induce the purchase, or arranging for or recommending the purchase, of items or services for which payment may be made under Medicare, Medicaid, or other federally funded state health care programs. The anti-kickback statute contains exceptions for, among other things, properly reported discounts and compensation for bona fide employees. In addition, federal regulations establish certain "safe harbors" from liability under the anti-kickback statute, including further refinements of the exceptions for discounts and employee compensation. Our future practices, in some cases, may not meet all of the criteria for a safe harbor from anti-kickback law liability. Other provisions of state and federal law provide civil and/or criminal penalties for presenting or causing to be presented for payment claims that are fraudulent or for items or services that were not provided as claimed. Because of the breadth of the statutory provisions described above, it is possible that some of our business practices could be subject to scrutiny and challenge under one or more such laws. Such a challenge could have a material adverse effect on our business, financial condition and results of operations.


Competition

     Counterpulsation Technology "CPCA2000"

     At present, we are aware of only three other companies that are currently producing and marketing or intending to market a counterpulsation device similar to the CPCA 2000 or the CPCA 2000M: Vasomedical, Inc., Cardiomedics, Inc., and Cardio-Vascular Electronics, Inc. Some of these companies have already begun to market their counterpulsation units in the U.S. and, accordingly, have already obtained some level of market acceptance. We believe that these competitors have only a limited presence in the market and that the market in general for counterpulsation devices is largely untapped. There can be no assurance, however, that we will be able to compete initially or on a continual basis with companies that are currently marketing counterpulsation devices or those that presently seek to enter into the counterpulsation device market.

     We estimate that counterpulsation therapy is presently used to treat only a small percentage of all patients with coronary artery diseases. Accordingly, we anticipate that the CPCA 2000 and the CPCA 2000M will indirectly compete with more mainstream cardiology treatment techniques, such as angiography, coronary angioplasty, coronary artery bypass surgery and medication. While counterpulsation does not replace the need for these services in all cases, a percentage of coronary artery disease patients can be successfully treated using counterpulsation as an alternative to invasive procedures.


     Puncture Closure Device  "MedClose"

     We have several competitors that manufacture and market in the puncture closure devices, including St. Jude Medical, Perclose, Inc., Kensey Nash, Datascope Corp. and Vascular Solutions, Inc. We believe our devices have competitive advantages over other products because our product is superior in delivery of arterial site closures that are safe, variable and cost effective. However, all of our competitors have greater marketing and financial resources than we do and, accordingly, there can be no assurance that we will be able to compete effectively, if at all.


Patents and Trademarks

     At present, we have submitted applications to patent the CPCA 2000 and our counterpulsation technology and have already received a trademark on the name "CPCA 2000." In addition, our subsidiary, Med Enclosures, holds three patents for the device and procedure for The Myers Solution and we have applied for a trademark for the name The Myers Solution and MedClose. Our ability to compete successfully depends, in part, on our ability to protect the proprietary technology contained in our products. We will rely upon a combination of patent, trade secret and trademark laws, together with non-disclosure agreements, to establish and protect proprietary rights in our counterpulsation devices and other technology, as well as our trade names and other similar property. We also intend to enter into confidentiality agreements with our employees, manufacturers, distributors, customers and suppliers, and will limit access to and distribution of our proprietary information. If and when implemented, these measures will only afford us limited protection, as there can be no assurance that any steps taken by us to protect these proprietary rights will be adequate to prevent misappropriation of our technology or the independent development by others of similar technology. In addition, although we believe that there currently are no infringement claims against us and no grounds for the assertion of such claims, the cost of responding to any claim could be significant.


Research and Development

     Since inception, our research and development expenses have amounted to approximately $1,867,000. These expenditures have included the design and development of both the CPCA 2000 and the CPCA 2000M, as well as the submission of both of these units to the FDA for approval. At present, none of these research and development expenses have been borne by customers, as we have not begun to market or sell our products and services. We acquired the technology for The Myers Solution from Gene Myers Enterprises, Inc. in 1999.


Employees

     As of the date of this report, we employ two persons consisting of our two executive officers. Neither of these employees is represented by a union or is subject to a collective bargaining agreement. We have not experienced a work stoppage and we believe that our relationship with our employees is good. We contract with various consultants to provide services to us including engineering, software, testing, regulatory, product development, medical and clinical affairs on a project by project basis.


Property

     Our executive offices are located in Sarasota, Florida and consist of approximately 1,000 square feet which we rent on a month to month basis.


Legal Proceedings

     In June 1998, we were named as a defendant in a lawsuit brought by Charles
M. O'Rourke, our former attorney, in the United States District Court for the Eastern District of New York. The lawsuit also named as a defendant Rod Shipman, our Chief Executive Officer. The lawsuit alleges that Mr. O'Rourke performed various legal services for us for which he was to receive as payment both shares of common stock and options to purchase shares of common stock. The complaint alleges that we deprived Mr. O'Rourke of the value of his shares by refusing to allow Mr. O'Rourke to sell his shares under Rule 144 under the Securities Act of 1933. Mr. O'Rourke alleges causes of action for breach of contract, fraud, breach of fiduciary duty, conversion, unjust enrichment and for declaratory and injunctive relief. Mr. O'Rourke seeks damages in an amount in excess of $966,000. We have filed an answer and a counterclaim against Mr. O'Rourke, seeking the return of both the shares of common stock and the options on the grounds that Mr. O'Rourke failed to provide adequate consideration for the securities, as well as monetary damages for the legal malpractice we believe O'Rourke committed while serving as our counsel. We intend to vigorously defend against Mr. O'Rourke's allegations and prosecute our counterclaim. We believe that a determination of the lawsuit adverse to us will not have a materially adverse effect on our financial condition or operations.

     In February 1999, we filed a lawsuit against Partner Provider Health, Inc. ("PPH") and its parent company, TLC, The Laser Center, Inc., a Canadian corporation, alleging breach of contract, misrepresentation and fraud. In November 1999, we settled the dispute over the HeartMed LLC joint venture on mutually agreeable terms under which all litigation has been dismissed, no money has been paid, and HeartMed has become the wholly owned subsidiary of CPC of America, Inc. HeartMed, LLC is planned for future endeavors when deemed appropriate.

     In March 1999, we were named as a defendant in a lawsuit brought by Nancy Lee, one of our former consultants, in the United States District Court for the Central District of California. In her complaint, Ms. Lee alleged that we prohibited Ms. Lee from selling the balance of her shares of stock she acquired as one of our founders. Ms. Lee seeks a judicial declaration from the court that she is the rightful owner of the shares. We have filed an answer and a counterclaim against Ms. Lee seeking the return of the shares of common stock on the grounds that Ms. Lee failed to provide adequate consideration for the securities. We intend to vigorously defend against Ms. Lee's allegations and prosecute our counterclaim. We believe that a determination of the lawsuit adverse to us will not have a materially adverse effect on our financial condition or operations.

     In April 1999, we were named as a defendant in a lawsuit brought by CarePoint Network, Inc. in the Third Judicial District Court of Salt Lake County, State of Utah. CarePoint alleges that we entered into a contract with CarePoint to purchase all of the issued and outstanding capital stock of CarePoint and that we breached this contract by failing to consummate the transaction. In February 2000, we agreed to settle this matter for $50,000 in cash and 33,333 shares of common stock. As part of this settlement, we agreed to guarantee to these parties that the aggregate average market price of these shares would be at least $200,000. We have agreed to issue to these parties additional shares of common stock to ensure that the aggregate average market price equals at least $200,000. All of the CarePoint parties are included as selling stockholders in this prospectus.

     In August, 1999, we were named and served as a defendant in a lawsuit brought by Richard E. Rubin, M.D., one of our former officers and directors, in the United States District Court for the District of Maryland, Southern Division. Rubin alleges that we breached an employment contract with him and prevented him from selling his shares of common stock or exercising his options. Rubin seeks damages in excess of $5,000,000. We have filed an answer denying any and all liability to Rubin. We have interposed counterclaims against Rubin seeking recovery of the shares and options we believe are unlawfully held by him, or in the alternative, monetary damages. We believe that the allegations of Rubin's complaint are without merit and, accordingly, we intend to vigorously defend this case. We believe that a determination of the lawsuit adverse to us will not have a material adverse effect on our financial condition or operations.

     The O'Rourke, Rubin and Lee matters have all been consolidated and transferred to U.S. District Court for the District of New York.

                                  MANAGEMENT

     Set forth below are our directors and officers.

                Name                             Age                                 Position
------------------------------------         ----------         ------------------------------------------------------
Rod A. Shipman                                   49                President, Secretary, Chief Financial Officer
                                                                    and Director
Rafe Cohen                                       52                Treasurer and Director
William C. Lievense                              52                Director

     Mr. Shipman has been our President, Chief Executive Officer and Secretary since January 1997 and has been one of our directors since our inception in May 1996. From August 1994 to September 1999, Mr. Shipman was President and Chief Executive Officer of R.A. Shipman & Associates, L.L.C., a health care consulting firm. From January 1993 to July 1994 he served as Senior Vice President and Chief Operating Officer of MRI Medical Diagnostics, a Colorado corporation that provided imaging and nuclear medical services and operated a senior retirement facility. Mr. Shipman also served as a director of that company from May 1993 to June 1994.

     Mr. Cohen has served as our treasurer and as one of our directors since July 1998. Mr. Cohen previously served as one of our directors in 1996. Mr. Cohen is a certified public accountant and has owned and managed his own accounting practice since 1974. Mr. Cohen also currently serves as President of Galaxy Theaters.

     Mr. Lievense has served as one of our directors since October 1996. Mr. Lievense was the President and Chief Executive Officer of Columbia/Doctors Hospital of Sarasota, Florida, and its predecessor, Galen Health Care Corporation from 1993 to his recent retirement in January 2000.

     All directors serve for a one-year term and until their successors are duly elected and qualified. All officers serve at the discretion of the Board of Directors.


Key Consultants

     The CTM Group, Inc., has a consulting contract to provide us with strategic planning services. Mr. Paul Shabty is the key consultant from the CTM Group, Inc. who provides these consulting services. Mr. Shabty is one of our founders and served as our President, Treasurer and Chairman of the Board from April 1996 to January 1997. Mr. Shabty was a member of the Board of Trustees of Columbia/Doctors Hospital of Sarasota, Florida. He is a former director of TD Technologies, Inc., a private engineering and software company, and Advanced Technologies Management Corporation, a medical software and management company. Mr. Shabty has been involved in the medical and manufacturing industries since 1970. He was the Founder, Chairman of the Board and Chief Executive Officer of Medical Clinic Unlimited, Inc., which specialized in both the provision of outpatient dialysis services and the manufacturing of medical devices, equipment and supplies.

     Gene Myers, M.D. has been our Medical and Clinical Affairs Director since July 1998 for CPCA2000, Inc. and Med Enclosures, LLC since November 1999. Dr. Myers currently practices as a cardiologist in Sarasota, Florida. Dr. Myers also developed and patented the device and procedure now known as The Myers Solution and MedClose. In August 1999, he assigned these patents to Med Enclosures. Dr. Myers has performed medical internships at the University of Michigan's Department of Internal Medicine and at the University Health Center of Pittsburgh. Dr Myers was also an Assistant Resident, Research Cardiology Fellow and Chief Medical Resident at Duke University Hospital.

Executive Compensation.

     Cash Compensation of Executive Officers. The following table sets forth the cash compensation we paid to our Chief Executive Officer for services rendered during the fiscal years ended December 31, 1999, 1998 and 1997.

                                               Annual Compensation                 Long-Term Compensation
                                  --------------------------------------  --------------------------------------
        Name and Position          Year   Salary   Bonus   Other Annual     Restricted          Common Shares       All Other
                                                           Compensation       Stock          Underlying Options    Compensation
                                                                            Awards ($)             Granted
                                                                                                 (# Shares)
------------------------------    -----  -------- -----  ---------------  ------------      -------------------  --------------
Rod A. Shipman, President and      1999  $195,000   -0-         -0-            -0-                      -0-             -0-
Secretary                          1998       -0-   -0-         -0-            -0-                2,000,000             -0-
                                   1997       -0-   -0-         -0-            -0-                      -0-             -0-


              Aggregated Option/SAR Exercises in Last Fiscal Year

                         and FY-End Option/SAR Values


          Name                Shares Acquired        Value Realized ($)      Number of Securities       Value of Unexercised
                              on Exercise (#)                                    Underlying                 In-the-Money
                                                                                 Unexercised            Options/SARs at FY-
                                                                             Options/SARs at FY-             End ($)(1)
                                                                                   End (#)
                                                                                                            Exercisable/
                                                                                 Exercisable/              Unexercisable
                                                                                Unexercisable
-------------------------   --------------------   ---------------------   ------------------------   -----------------------
Rod A. Shipman                           110,770                $520,596        1,269,230/1,600,000     $5,686,246/$7,168,120
President and Secretary

(1) Based on a price of $6.00 per share for the common stock as quoted on the OTC Bulletin Board on December 31, 1999.

     Compensation of Directors. At the present time, directors do not receive compensation for serving as directors, however we may in the future begin to compensate our non-officer directors. All directors receive reimbursement for out-of-pocket expenses in attending Board of Directors meetings. From time to time we may engage certain members of the Board of Directors to perform services on our behalf and will compensate such persons for the services which they perform.

     Employment Agreements. On April 23, 1998, we entered into an Employment Agreement with Rod A. Shipman to serve as our President and Chief Executive Officer. Pursuant to the terms of that employment agreement, Mr. Shipman received an annual salary of $120,000. Effective April 1, 1999, we amended the terms of Mr. Shipman's employment agreement to increase annual compensation to $220,000 and to permit Mr. Shipman to use his accrued salary to pay the exercise price on his outstanding options. Pursuant to his employment agreement, Mr. Shipman received options to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share, of which options to purchase 200,000 were immediately exercisable and options to purchase 200,000 shares vest and first become exercisable on April 23 on each of the next nine anniversaries of the date of grant. The options expire on April 22, 2008. The Employment Agreement is for a term of ten years.

Certain Relationships and Related Transactions

     In January 1997, we entered into a consulting agreement with the CTM Group, Inc., a Nevada corporation. The CTM Group is the beneficial owner of greater than five percent (5%) of our issued and outstanding common stock of the Company. In addition, the key consultant from the CTM Group, Mr. Paul Shabty, is one of our former officers and directors. Pursuant to the terms of its consulting agreement, CTM Group received fees of $5,000 per month in exchange for consulting services rendered on our behalf. In November 1997, the consulting fees payable to CTM Group were increased to $8,000 per month.

     On April 23, 1998, we amended our agreement with the CTM Group to increase the consulting fees to $120,000 per year. In addition, the CTM Group received options to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share, of which options to purchase 200,000 shares were immediately exercisable and options to purchase 200,000 shares vest and first become exercisable on each of the next nine anniversaries of the date of grant. The options expire on April 22, 2008. The amended consulting agreement is for a term of ten years. In April 1999, we amended this consulting agreement again to increase the consulting fees payable to the CTM Group to $220,000 per year.


Limitation of Liability of Directors and Indemnification of Directors and Officers

     The Nevada Revised Statutes provides that corporations may indemnify its officers, directors, employees and agents from liability for monetary liability if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the corporation. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

     The above provisions in our bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock as of the date of this prospectus by
(i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group.


                   Name and Address                          Number of Shares                           Percentage Owned*
                                                         ------------------------                   ------------------------

Rod A. Shipman(1)(2)                                             1,659,042                                    27.3%
Rafe Cohen(1)                                                       37,000                                     (3)
Dr. Richard E. Rubin(4)                                            456,666                                    10.4%
William C. Lievense(1)                                              40,000                                     (3)
CTM Group, Inc.(5)(6)                                            2,277,867                                    36.8%
Leslie J. Kessler(7)(8)                                            950,000                                    18.7%
All officers and directors as a group(3 persons)(2)              1,736,042                                    28.5%

_______________
(1) Address is 1133 Fourth Street, Suite 200, Sarasota, Florida 34236. Mr. Shipman is our President, Secretary, and Chief Financial Officer and a director. Mr. Cohen is our Treasurer and a director. Mr. Lievense is a director.

(2) Includes options granted to Mr. Shipman to purchase 1,469,230 shares of common stock. Does not include options to purchase 1,400,000 shares of common stock, which are subject to annual vesting.

(3)  Less than one percent.

(4)  Address is 5530 Wisconsin Avenue, Suite 750, Chevy Chase, Maryland 20815.

(5)  Address is 1350 East Flamingo, #800, Las Vegas, Nevada 89119.

(6) Includes options granted to the CTM Group to purchase 1,590,866 shares of common stock. Does not include options to purchase 1,400,000 shares of common stock, which are subject to vesting.

(7)  Address is 11 Hedgerow Lane, Jericho, New York 11753.

(8) Includes an option granted to Ms. Kessler to purchase 490,000 shares of common stock at $1.125 per share for a ten-year period ending May 2, 2006.

 * Based on 4,603,701 shares outstanding plus the number of shares which the stockholder has the right to purchase pursuant to outstanding options, as listed in the footnotes to this table.

                           DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 20,000,000 shares of $.0005 par value common stock, of which, as of the date of this prospectus, 4,603,701 shares were issued and outstanding and held by 59 recordholders. As of the date of this prospectus, 7,436,609 shares of common stock have been reserved for issuance upon the exercise of outstanding options, warrants and preferred stock.

     Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the Articles of Incorporation, and certain mergers and reorganizations), in which cases Nevada law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, and in the event of our liquidation, dissolution or winding up to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.


Preferred Stock

     We are authorized to issue 5,000,000 shares of preferred stock of which 8,824 shares designated as Series A Preferred Stock are issued and outstanding as of the date of this prospectus. Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock.

     Series A Preferred Stock In November 1998, our board of directors authorized an initial series of preferred stock known as "Series A Preferred Stock." As of the date of this prospectus, there are 8,824 shares of Series A Preferred Stock Shares issued and outstanding. The Series A Preferred Stock initially consisted of 500,000 authorized shares ("Series A Shares"), however in May 2000, we reduced the number of authorized Series A Shares to 8,824 shares, which equaled the number of issued and outstanding Series A Shares as of the same date.

     In November 1998, we commenced a private placement of shares of our Series A Preferred Stock at a price of $8.50 per share. In the private placement, we sold a total of 79,293 shares of Series A Preferred Stock. Each Series A Preferred Share is convertible into common stock at a conversion price of $4.70 per share and as of the date of this prospectus, all but 8,824 shares of Series A Preferred Stock have been converted into shares of common stock. In the event of liquidation, the holders of Series A Preferred Stock shall be entitled to receive a liquidation preference payment of $8.50 per share before any distribution or payments are made to the holders of the common stock. The holders of shares of Series A Preferred Stock shall be entitled to receive annual dividends at the rate of five percent (5%) of the liquidation preference ($8.50) per share per year, payable in cash or in shares of Series A Preferred Stock, at the option of the holder.

     Series B Preferred Stock. Our Board of Directors has designated a second series of Preferred Stock known as "Series B Preferred Stock" consisting of 500,000 authorized shares, 71,429 of which are outstanding as of the date of this prospectus. The Series B Preferred Stock has no voting rights. Each Series B Preferred Share is convertible into common stock at a conversion price of $8.75 per share, however, on June 30, 2001, the conversion price shall be adjusted to the lower of (i) seventy-five percent (75%) of the average last ask price of the common stock for the thirty (30) trading days immediately preceding such date as reported on any stock exchange or (ii) $6.56 per share.

      In the event of liquidation, the holders of Series B Preferred Stock shall be entitled to receive a liquidation preference payment of $8.75 per share before any distribution or payments are made to the holders of the common stock. The holders of shares of Series B Preferred Stock shall be entitled to receive annual dividends at the rate of five percent (5%) of the liquidation preference ($8.75) per share per year, payable in cash or in shares of Series B Preferred Stock, at the option of the holder. In addition, the Series B Preferred Shares shall participate with the common stock in any dividends or distributions pari passu.


Stock Option Plan

     We have adopted a 1996 Stock Option Plan ("Plan"), which permits us to grant options to employees, officers, directors, consultants and independent contractors. An aggregate of 6,000,000 shares of common stock may be issued pursuant to the Plan. As of the date of this prospectus, options to purchase a total of 4,697,000 shares of common stock have been granted under the Plan.


Dividends

     We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.


Transfer Agent

     Our transfer agent for our common stock is American Securities Transfer & Trust, Inc., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.


                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Newport Beach, California.


                                    EXPERTS

     Cacciamatta Accountancy Corporation, independent auditors, have audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements as of December 31, 1999 and 1998. We have included our financial statements in the prospectus in reliance on Cacciamatta Accountancy Corp.'s report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC's web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

                         INDEX TO FINANCIAL STATEMENTS

                             CPC OF AMERICA, INC.
                         (A Development Stage Company)

Audited Financial Statements:
     Report of Independent Certified Public Accountants.......................................................  F-1
     Consolidated Balance Sheet at December 31, 1999..........................................................  F-2
     Consolidated Statements of Operations for the years ended December 31, 1999 and 1998 and cumulative from inception (April 11, 1996) to December 31, 1999....................................  F-3
     Consolidated Statements of Stockholders' Equity (Deficit)
       from inception (April 11, 1996) to December 31, 1999...................................................  F-4
     Consolidated Statements of Cash Flows for the years ended December 31, 1999 and 1998 and cumulative from inception (April 11, 1996) to December 31, 1999....................................  F-5
     Notes to Consolidated Financial Statements...............................................................  F-6

Unaudited Financial Statements

     Unaudited Condensed Consolidated Balance Sheet at March 31, 2000........................................  F-14
     Unaudited Condensed Consolidated Statements of Operations for the
       three month period ended March 31, 2000 and 1999
       and for the period from inception (April 11, 1996) to March 31, 2000..................................  F-15
     Unaudited Condensed Consolidated Statements of Cash Flows for the
       three month period ended March 31, 2000 and 1999
       and for the period from inception (April 11, 1996) to March 31, 2000..................................  F-16
     Notes to Condensed Consolidated Financial Statements....................................................  F-17

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------


The Board of Directors and Stockholders
CPC of America, Inc.

We have audited the accompanying consolidated balance sheet of CPC of America, Inc. and subsidiaries (a development stage company) (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1999 and for the period from inception (April 11, 1996) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, on a test basis, examination of evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CPC of America, Inc. and subsidiaries as of December 31, 1999, and the results of their consolidated operations and cash flows for each of the two years in the period ended December 31, 1999 and for the period from inception (April 11, 1996) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company has incurred losses since its inception and remains in the development stage. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         /S/ CACCIAMATTA ACCOUNTANCY CORPORATION


Irvine, California
March 22, 2000

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)

                          Consolidated Balance Sheet

                                                                                 December 31,
                                                                                     1999
                                                                                 ------------
                             ASSETS
Current assets:
   Cash and equivalents                                                           $   104,962
   Prepaid and other                                                                  186,145
                                                                                 ------------

      Total current assets                                                            291,107

Equipment, net of accumulated depreciation of $7,265                                    8,155

Trademark, net of accumulated amortization of $1,246                                    4,985
                                                                                 ------------
                                                                                  $   304,247
                                                                                 ============

             LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                                               $    67,823
   Accrued legal settlement                                                           250,000
                                                                                 ------------
      Total current liabilities                                                       317,823
                                                                                 ------------

Commitments and contingencies                                                               -

Shareholders' deficit:
   Preferred stock, 5,000,000 shares authorized, $.001 par value,
      Series A - 79,293 shares issued and outstanding                                      79
   Common stock, 20,000,000 shares authorized, $.0005 par value,
      4,129,533 shares issued and outstanding                                           2,065
   Additional paid-in capital - preferred                                             898,407
   Additional paid-in capital - common                                              1,822,900
   Deficit accumulated during the development stage                                (2,737,027)
                                                                                 ------------
      Total shareholders' deficit                                                     (13,576)
                                                                                 ------------
                                                                                  $   304,247
                                                                                 ============

  The accompanying notes are an integral part of these consolidated financial statements.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)

                     Consolidated Statements of Operations


                                                                                                  Cumulative
                                                                                                from inception
                                                                                               (April 11, 1996)
                                                        Year ended December 31,                 to December 31,
                                             ---------------------------------------------     -----------------
                                                     1999                     1998                   1999
                                             --------------------     --------------------     -----------------
Costs and expenses:

  Research and development                    $          886,127       $          531,807       $     1,867,187

  General and administrative                             444,547                  116,256               620,803

  Depreciation and amortization                            3,707                    4,947                22,151
                                             -------------------      -------------------      ----------------

Operating loss                                        (1,334,381)                (653,010)           (2,510,141)
                                             -------------------      -------------------      ----------------

Other income (expense):

  Interest expense                                             -                        -                (7,000)

  Interest income                                          5,053                   11,790                29,205
                                             -------------------      -------------------      ----------------
                                                           5,053                   11,790                22,205
                                             -------------------      -------------------      ----------------
Loss before minority interest                         (1,329,328)                (641,220)           (2,512,936)

Minority interest                                              -                      640                 1,120
                                             -------------------      -------------------      ----------------
Net loss                                      $       (1,329,328)      $         (640,580)      $    (2,511,816)
                                             ===================      ===================      ================

Basic and diluted net loss per share          $            (0.38)      $            (0.16)
                                             ===================      ===================
Basic and diluted weighted average number
  of common shares outstanding                         4,104,371                4,285,471
                                             ===================      ===================

  The accompanying notes are an integral part of these consolidated financial statements.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)


           Consolidated Statements of Stockholders' Equity (Deficit)
             From inception (April 11, 1996) to December 31, 1999

                                          Series A Preferred Stock               Common Stock                 Note       Additional
                                        ---------------------------    ---------------------------------
                                                         Amount                           Amount           Receivable      Paid-in
                                                     --------------               ----------------------
                                          Number      Per                Number        Per                    from        Capital-
                                        of Shares    Share    Total    of Shares      Share       Total    Shareholder     Common
                                        ---------    -----    -----    ---------  -------------  -------   -----------   ----------
Initial capitalization                         --    $  --    $  --    2,400,000  $       0.005  $ 1,200    $       --   $       --
Issuance of common stock for a note            --       --       --      300,000          0.005      150          (150)          --
Issuance of common stock for cash              --       --       --      100,000           0.05       50            --        4,950
Issuance of common stock for services          --       --       --      764,000           0.05      382            --       37,818
Net loss for 1996                              --       --       --           --             --       --            --           --
                                        ---------    -----    -----    ---------  -------------  -------   -----------   ----------
Balance, December 31, 1996                     --                --    3,564,000                   1,782          (150)      42,768
Exercise of options                            --       --       --       26,666          1.125       13            --       29,987
Issuance of common stock for cash and
 conversion of note payable ($77,000)          --       --       --      640,000           1.45      320            --      927,680
Payment of note receivable
 from shareholder                              --       --       --           --             --       --           150           --
Net loss for 1997                              --       --       --           --             --       --            --           --
                                        ---------    -----    -----    ---------  -------------  -------   -----------   ----------
Balance, December 31, 1997                     --                --    4,230,666             --    2,115            --    1,000,435
Exercise of options                            --       --       --       57,000   1.125 - 2.50       29            --      114,971
Issuance of common stock for cash              --       --       --       40,000           1.45       20            --       57,980
Issuance of preferred stock for cash        8,824     8.50        9           --             --       --            --           --
Valuation of beneficial conversion
 feature on Series A Preferred                 --       --       --           --             --       --            --           --
Contribution of officer's salary               --       --       --           --             --       --            --       80,000
Net loss for 1998                              --       --       --           --             --       --            --           --
                                        ---------             -----    ---------                 -------   -----------   ----------
Balance, December 31, 1998                  8,824                 9    4,327,666                   2,164            --    1,253,386
Exercise of warrants                           --       --       --      209,490           1.75      105            --      366,503
Exercise of options                            --       --       --      146,903           1.21       73            --      177,289
Issuance of preferred stock for cash       70,469     8.50       70           --             --       --            --           --
Preferred stock dividend                       --                --        5,474           4.70        3            --       25,722
Valuation of beneficial conversion
 feature on Series A Preferred                 --                --           --             --       --            --           --
Repurchase of common shares                    --                --     (560,000)        0.0005     (280)           --           --
Net loss for 1999                              --                             --                      --            --           --
                                        ---------             -----    ---------                 -------   -----------   ----------
Balance, December 31, 1999                 79,293             $  79    4,129,533                 $ 2,065   $        --   $1,822,900
                                        =========             =====    =========                 =======   ===========   ==========

                                                         Deficit
                                        Additional     Accumulated
                                         Paid-in       During the          Net
                                         Capital-      Development     Shareholders'
                                        Preferred         Stage        Equity(Deficit)
                                        ---------      -----------     ---------------
Initial capitalization                  $      --      $        --     $        1,200
Issuance of common stock for a note            --               --                 --
Issuance of common stock for cash              --               --              5,000
Issuance of common stock for services          --               --             38,200
Net loss for 1996                              --          (59,079)           (59,079)
                                        ---------      -----------     --------------
Balance, December 31, 1996                     --          (59,079)           (14,679)
Exercise of options                            --               --             30,000
Issuance of common stock for cash and
 conversion of note payable ($77,000)          --               --            928,000
Payment of note receivable
 from shareholder                              --               --                150
Net loss for 1997                              --         (457,829)          (457,829)
                                        ---------      -----------     --------------
Balance, December 31, 1997                     --         (516,908)           485,642
Exercise of options                            --               --            115,000
Issuance of common stock for cash              --               --             58,000
Issuance of preferred stock for cash       74,991               --             75,000
Valuation of beneficial conversion
 feature on Series A Preferred             25,000          (25,000)                --
Contribution of officer's salary               --               --             80,000
Net loss for 1998                              --         (640,580)          (640,580)
                                        ---------      -----------     --------------
Balance, December 31, 1998                 99,991       (1,182,488)           173,062
Exercise of warrants                           --               --            366,608
Exercise of options                            --               --            177,362
Issuance of preferred stock for cash      598,930               --            599,000
Preferred stock dividend                       --          (25,725)                --
Valuation of beneficial conversion
 feature on Series A Preferred            199,486         (199,486)                --
Repurchase of common shares                    --               --               (280)
Net loss for 1999                              --       (1,329,328)        (1,329,328)
                                        ---------      -----------     --------------
Balance, December 31, 1999              $ 898,407      $(2,737,027)    $      (13,576)
                                        =========      ===========     ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                     Consolidated Statements of Cash Flows


                                                                                                              Cumulative
                                                                                                            from inception
                                                                       Year ended December 31,             (April 11, 1996)
                                                              ---------------------------------------       to December 31,
                                                                     1999                   1998                 1999
                                                              -------------------  ------------------    ---------------------
Cash flows from operating activities:
  Net loss                                                     $   (1,329,328)         $   (640,580)       $   (2,486,816)
  Adjustments to reconcile net loss to net cash
    used by operating activities:
    Minority interest                                                     -                    (640)               (1,120)
    Depreciation and amortization                                       3,707                 4,947                22,151
    Contribution of officer's salary                                      -                  80,000                80,000
    Gain on disposition of Tercero                                        -                     -                 (15,679)
    Issuance of common stock for services                                 -                     -                  38,200
    Sale of Tercero - assignment of payables                              -                     -                  55,678
    Increase in other assets                                          (39,050)              (62,000)             (132,376)
    Increase in accounts payable                                       27,079                28,072                68,303
    (Decrease)/ increase in accrued expenses                          250,000               (10,000)              266,000
    Increase in accrued interest                                          -                     -                   7,000
                                                              -------------------  ------------------    ---------------------
    Net cash used by operating activities                          (1,087,592)             (600,201)           (2,098,659)
                                                              -------------------  ------------------    ---------------------
Cash flows from investing activities:
  Tercero acquisition/sale                                                -                     -                 (49,999)
  DSDS acquisition                                                        -                 (18,000)              (79,000)
  Capital expenditures                                                    -                     -                 (15,420)
                                                              -------------------  ------------------    ---------------------
    Net cash used by investing activities                                 -                 (18,000)             (144,419)
                                                              -------------------  ------------------    ---------------------
Cash flows from financing activities:
  Proceeds from notes to shareholders                                     -                     -                  73,000
  Proceeds from note receivable from shareholder                          -                     -                     150
  Payments on note payable to shareholder                                 -                     -                  (3,000)
  Exercise of options and warrants                                    543,970               115,000               688,970
  Issuance of preferred stock                                         599,000                75,000               674,000
  Issuance of common stock                                                -                  58,000               915,200
  Repurchase of common stock                                             (280)                  -                    (280)
                                                              -------------------  ------------------    ---------------------
    Net cash provided by financing activities                       1,142,690               248,000             2,348,040
                                                              -------------------  ------------------    ---------------------
Net increase (decrease) in cash                                        55,098              (370,201)              104,962
Cash, beginning of period                                              49,864               420,065                   -
                                                              -------------------  ------------------    ---------------------
Cash, end of period                                            $      104,962          $     49,864        $      104,962
                                                              ===================  ==================    =====================
Non-cash investing and financing activities:
  Issuance of common stock for note receivable                 $          -            $          -        $          150
  Debt to equity conversion                                    $          -            $          -        $       77,000
  Acquisition of minority interest                                                     $     18,000        $       33,250
  Sale of Tercero - elimination of goodwill                    $          -            $          -        $      (40,000)
  Preferred dividends paid through issuance of common stock    $       25,725          $          -        $       25,725
  Acquisition of Med Enclosures for note payable               $      250,000          $          -        $      250,000

      The accompanying notes are an integral part of these consolidated financial statements.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements

                               December 31, 1999


1.     Organization and summary of significant accounting policies
----------------------------------------------------------------


   Organization
   ------------

   CPC of America, Inc., a Nevada corporation ("CPC" or the "Company"), was formed on April 11, 1996 to manufacture and distribute external counterpulsation medical devices and own controlling interests in various management service organizations ("MSO"s) and medical services companies. The Company is classified as a development stage company because its principal activities involve obtaining capital and rights to certain technology, and conducting research and development activities.

   On July 25, 1997, the Company acquired 80% of DSDS Group, Inc. ("DSDS"). The sole owner of DSDS, John P. Colonna, served as a technical and engineering consultant to the Company. DSDS had no operating history and its only assets consisted of two patents relating to a self-destructing single-use syringe. The patents had approximately 16 years remaining before expiration, and were deemed to have a fair value of $76,250. The Company purchased its interest in DSDS for a total price of $61,000, of which $25,000 was paid in cash at the closing, and $36,000 was to be paid by the Company in 18 equal monthly installments. The transaction was accounted for as a purchase of DSDS by the Company and, accordingly, the accompanying financial statements include the amounts and operations of the Company from its inception and of DSDS from July 25, 1997. In September 1998, the Company purchased the remaining 20% interest of DSDS for $18,000 cash. The pro forma summary combining the results of operations of the Company and DSDS as if the acquisition had occurred at the inception of CPC (April 11, 1996) would be the same as the accompanying financial statements since DSDS had no operations. On December 1, 1998, the Company sold DSDS for its book value of $60,000 to a consulting firm that has been providing research and development activities to the Company since early 1998. In consideration for the acquisition of DSDS, this R & D consulting firm provided $60,000 worth of consulting services to the Company through May 1999.

   In June 1998 CPC formed CPCA 2000, Inc., a Nevada corporation ("CPCA") to serve as the Company's wholly-owned operating subsidiary. The Company transferred all of its assets and liabilities to CPCA.

   On February 1, 1999, the Company filed a lawsuit against Partner Provider Health, Inc. (PPH) alleging breach of contract, misrepresentation and fraud relating to its joint venture with HeartMed LLC. Under terms of a November 1999 settlement, CPC dropped its lawsuit and received the remaining interest in HeartMed LLC making it a wholly owned subsidiary of CPC. HeartMed LLC had no operations or assets during 1999.

   On November 22, 1999, CPC formed Med Enclosures, LLC, a Nevada Limited Liability Corporation, (MED) with Gene Myers Enterprises, Inc., (GME) a minority stockholder of CPC. CPC received a 73.3% interest in MED for a $250,000 note payable due November 5, 2000. GME contributed two patents, developed by GME, to MED, that are recorded at GME's carrying value of zero. Med Enclosures had no operations from November 22, 1999 through December 31, 1999. If CPC fails to raise $4,000,000 for MED by November 2000 to fund the FDA approval process for "The Myers Solution" procedure, its interest in Med Enclosures converts to GME.


   Principles of consolidation
   ---------------------------

   The accompanying consolidated financial statements include the amounts of the Company and its subsidiaries, DSDS, from July 1997 through November 1998, CPCA, from June 1998, and MED and HeartMed LLC from November 1999. All significant intercompany transactions and balances have been eliminated in consolidation.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


   1.  Organization and summary of significant accounting policies (continued)
   ---------------------------------------------------------------------------


   Cash and equivalents
   --------------------

   The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. Balances in bank accounts may, from time to time, exceed federally insured limits.


   Trademarks
   ----------

   The trademark is stated at cost and is amortized using the straight-line method over its economic useful life, which is estimated at ten years.


   Equipment
   ---------

   Depreciation expense is provided over the estimated useful life of 5 years using the straight-line method.


   Use of estimates
   ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


   Intangibles and long-lived assets
   ---------------------------------

   Long-lived assets are reviewed annually for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.


   Income taxes
   ------------

   The Company reports certain expenses differently for financial and tax reporting purposes and, accordingly, provides for the related deferred taxes. Income taxes are accounted for under the liability method in accordance with SFAS 109.


   Research and development costs
   ------------------------------

   Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB Statement No. 2, "Accounting for Research and Development Costs".


   Basic and diluted net loss per share
   ------------------------------------

   Net loss per share is calculated in accordance with Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128"), which superseded Accounting Principles Board Opinion 15 ("APB 15"). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


   Stock-based compensation
   ------------------------

   During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.


2. Stockholders' equity (deficit)
---------------------------------


   Series A Preferred stock
   ------------------------

   In November 1998, the Company offered in a private placement memorandum Series A preferred stock at $8.50 per share. As of November 15, 1999, the Company sold 79,293 shares for net proceeds of $674,000. The Series A Preferred stock has no voting rights and has a 5% annual dividend which may be payable in cash or common stock. Each Series A share was convertible into one common share until December 31, 1999, when the conversion price was adjusted to the lower of $6.38 or 75% of the average last sale price of the common stock for the 30 trading days immediately preceding such date as reported on any stock exchange, according to the terms of the original agreement. At December 31, 1999 the conversion price was calculated at $4.70 per share. On December 31, 1999, the dividend of $25,725 was paid by issuing 5,474 shares of the Company's common stock. No shares were converted in 1999.


   Common stock
   ------------

   In the second quarter of 1999, the Company reached an agreement with one of its stockholders to repurchase 560,000 shares at par. These shares were originally issued for services and the Company claimed that the services had not been provided. In addition, options to purchase 490,000 common shares held by the stockholder were canceled.

   In June 1998, the Company effected a two-for-one stock split, decreasing the par value to $.0005 per share. The number of authorized shares remained at 20,000,000. All share information reported in these financial statements has been adjusted to reflect the two-for-one stock split.

   In March 1997, the Company offered in a private placement memorandum 35 units at $29,000 per unit. Each unit consists of 20,000 shares of common stock and warrants to purchase 40,000 shares of common stock exercisable at $1.75 per share from February 10, 1999 until December 31, 2000. As of December 31, 1998, the Company had sold 34 units, including 3 units in conversion of a note payable. An investor converted a note with a balance of $70,000 and related accrued interest of $7,000 into 3 units, and the Company received $10,000 cash for the balance. No value was allocated to the warrants because the exercise price was above market price at the time of issuance. During 1999, warrants to purchase 209,490 common shares were exercised and warrants to purchase 1,150,510 common shares were outstanding at December 31, 1999.

   In December 1996, the Company issued 4,000 shares of common stock to its attorney for payment of $200 in legal fees.

   In October 1996, the Company issued 760,000 shares of common stock to related parties in payment of $38,000 in consulting fees rendered in 1996.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


2.   Stockholders' equity (deficit) (continued)
-----------------------------------------------


   Common stock (continued)
   ------------------------

   In May 1996, the Company sold to its founders 2,400,000 shares of common stock for $.0005 cash per share and 300,000 shares for a $150 note receivable. In September 1996, the Company sold 100,000 shares of common stock for $.05 cash per share to one of its founders.


   Stock options
   -------------

   The Company has granted options to purchase its common stock. The option prices at the time of grant were at or above the fair value of the Company's common stock. A summary of stock option activity follows:

                                           Number of                Price
                                            Options               Per Share           Expiration
                                     ------------------      ------------------    ---------------
   Inception (April 11, 1996)                       -                      -                   -

   Granted                                    4,420,000           $1.125 - 1.25        1997 - 2006
                                     ------------------      ------------------
   Outstanding at December 31, 1996           4,420,000           $1.125 - 1.25        1997 - 2006
                                     ------------------      ------------------

   Exercised                                    (26,666)          $       1.125
   Expired                                     (200,000)          $        1.18
                                     ------------------      ------------------
   Outstanding at December 31, 1997           4,193,334           $1.125 - 1.25               2006
                                     ------------------      ------------------

   Granted                                    4,152,000           $ 1.25 - 9.00               2008
   Exercised                                    (57,000)          $1.125 - 2.50
   Canceled                                  (1,173,334)          $       1.125
                                     ------------------      ------------------
   Outstanding at December 31, 1998           7,115,000           $1.125 - 9.00        2003 - 2008

   Granted                                       25,000           $        5.50               2004
   Exercised                                   (146,903)          $1.125 - 2.50
   Canceled                                    (490,000)          $       1.125
                                     ------------------      ------------------
   Outstanding at December 31, 1999           6,503,097           $1.125 - 9.00        2003 - 2008
                                     ==================      ==================    ===============

   Exercisable at December 31, 1999           3,255,097           $1.125 - 9.00        2003 - 2008
                                     ==================      ==================    ===============

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


2.   Stockholders' equity (deficit) (continued)
-----------------------------------------------

   Stock options (continued)
   -------------------------

   The following information applies to all options outstanding at December 31, 1999:

                                                          Weighted                            Weighted
                                        Average            average                             average
     Exercise           Options        remaining          exercise           Number           exercise
      Price           Outstanding     life (years)          price          exercisable          price
  ---------------   --------------   --------------    ---------------   ---------------   ---------------
   $        1.125      2,370,097           6                $ 1.125         2,370,097          $  1.125
   $         2.50      4,093,000           8                $  2.50           845,000          $   2.50
   $  4.63 - 5.50         30,000           4                $  5.35            30,000          $   5.35
   $         9.00         10,000           4                $  9.00            10,000          $   9.00

   Included in total options granted in 1998 and 1996 are 4,080,000 and 4,200,000, respectively, options granted to employees. Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

   The following information applies to employee options outstanding at December 31, 1999:

                                                       Weighted                            Weighted
                                     Average            average                             average
      Exercise       Options        remaining          exercise           Number           exercise
       Price       Outstanding     life (years)          price          exercisable          price
   ------------  --------------   --------------    ---------------   ---------------   ---------------
   $     1.125       2,370,097           6             $   1.125         2,370,097         $   1.125
   $      2.50       4,078,000           8             $    2.50           830,000         $   2.500

   The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 1998 and 1996, respectively: risk-free interest rate of 6% and 9%; volatility of 50% and 200%; and a weighted fair value of $1.26 and $.001. The fair value of the options issued to non-employees during 1999 and 1998 was determined to be minimal.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


2.   Stockholders' equity (deficit) (continued)
-----------------------------------------------

   Stock options (continued)
   -------------------------

   Had compensation cost been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net loss and loss per share would have been:

                                                              1999                      1998
                                                      -----------------        -------------------
   Net loss
         As reported                                    $    (1,329,328)         $      (640,580)
         Pro forma                                      $    (2,397,391)         $    (2,399,129)

   Basic and fully diluted loss per share
         As reported                                    $         (0.38)         $         (0.16)
         Pro forma                                      $         (0.64)         $         (0.57)


3. Basic and diluted net loss per share
---------------------------------------

   The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                                 1999                 1998
                                                          ------------------    ----------------
      Basic and diluted loss per share:
      ---------------------------------

      Numerator
      ---------
         Net loss                                           $    (1,329,328)      $    (640,580)
         Preferred dividend                                         (25,725)                  -
         Beneficial conversion feature preferred stock             (199,486)            (25,000)
                                                          ------------------    ----------------

                                                            $    (1,554,539)      $    (665,580)
     Denominator
     -----------
         Basic and diluted weighted average number of
         common shares outstanding during the period              4,104,371           4,285,471

     Basic and diluted loss per share                       $         (0.38)      $       (0.16)

      Incremental common shares (not included in
       denominator of diluted earnings per share
       calculation due to their antidilutive nature)
       attributable to exercise of:
            Outstanding options                                   6,503,097           7,115,000
            Outstanding warrants                                  1,150,510           1,360,000
            Preferred stock                                         143,404                 -
                                                          ------------------    ----------------

                                                                  7,797,011           8,475,000
                                                          ==================    ================

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


4.    Income taxes
------------------

   The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets are reduced by a valuation allowance when deemed appropriate. For 1999 and 1998 there is no difference between income tax expense and the amount computed by applying the federal statuatory income tax rate.

   At December 31, 1999, the Company has a net operating loss carryforward for federal tax purposes of $2,667,000 which, if unused to offset future taxable income, will expire in 2012 through 2014.

   The Company had deferred tax assets of $930,000 and $405,000 at December 31, 1999 and 1998, respectively, relating to its net operating loss. A valuation allowance has been recognized to offset all of the related deferred tax asset due to the uncertainty of realizing the benefit.


5. Commitments and contingencies
--------------------------------

   Lease
   -----

   The Company leases office space on a month-to-month basis at $95 per month. Actual rent expense was $1,649 in 1999 and $1,860 in 1998.


   Consulting agreements
   ---------------------

   In January 1997, the Company entered into a consulting agreement with its financial advisor, a related party, for five years at $5,000 per month. The agreement was revised in November 1997 to $8,000 per month, in April 1998 to $10,000 per month and for an additional five years and in April 1999 to $18,333 per month. Options to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share were also granted under the April 1998 revision agreement. The options vest and become exercisable in ten equal installments of 200,000 shares each year starting on the grant date and are exercisable for ten years. As of December 31, 1999, the Company prepaid a company controlled by this related party $177,000 for research and development costs to be provided in the year 2000.

   In April 1998, the Company entered into an employment agreement with its President and CEO for ten years. The agreement provides for a base salary of $10,000 per month beginning May 1998, to be paid when the Company begins recording revenues. In December 1998, the Company's president elected to contribute his accrued salary of $80,000 to the Company. Options to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share were granted under the agreement. The options vest and become exercisable in ten equal installments of 200,000 shares each year starting on the grant date and are exercisable for ten years. The employment agreement was revised in April 1999 to $18,333 per month.


   Litigation
   ----------

   In settlement of its lawsuit with CarePoint Networks, Inc., in February 2000 the Company agreed to pay $50,000 cash and to issue 33,333 common shares valued at the then current market price of $6.00 per share. The total settlement amount of $250,000 is included in the consolidated statement of operations under general and administrative expenses.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                         Notes to Financial Statements


   Other
   -----

   As part of the formation of MED, CPC agreed it would raise $4,000,000 for MED by November 2000 to fund the FDA approval process of "The Myers Solution" procedure. If CPC fails to raise the necessary funds, GME has the right to purchase the Company's 73.3% interest in MED for $1.00.


6. Going concern
----------------

   The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported losses from its inception, is still in the development stage and does not have sufficient cash to cover its current operating needs. Management anticipates that it will need to raise an additional $2,000,000 in order to fund its operations over the next 12 months. In addition, CPC needs to raise $4,000,000 as described in Notes 1 and 5 in order to maintain its interest in Med Enclosures, LLC.

   CPC intends to offer up to 228,571 shares of its Series B Preferred Stock, $.001 par value per share ("Series B") in a private placement. The offering price will be $8.75 per share for a gross offering amount of $2,000,000. The Series B will be convertible into one share of common stock until June 30, 2001, when the conversion price will be adjusted to the lower of 75% of the average ask price of the common stock for the 30 trading days immediately preceding such date as reported on any stock exchange or $6.56 per share. Holders are entitled to an annual dividend of 5%, payable in either cash or shares of common stock.

   In addition to the private placement, the Company expects to obtain working capital from the sale of equity securities as well as the exercise of common stock options and warrants. The Company expects to fund the FDA approval process for the Myers Solution from either the sale of its equity securities or from the sale of interests in MED. There can be no assurance, however, that the Company will be able to obtain sufficient additional capital, either through the private placement of Series B, from other outside investors, the exercise of options and warrants, or otherwise, in order to fund the Company's working capital requirements in a timely manner.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                     Condensed Consolidated Balance Sheet

                                  (Unaudited)

                                                                                  March 31,
                                                                                    2000
                                                                            -------------------
                    ASSETS

Current assets:
  Cash and equivalents                                                              $   454,921
  Prepaid and other                                                                      59,077
                                                                            -------------------

Total current assets                                                                    513,998

Equipment, net of accumulated depreciation of $7,847                                      7,573

Trademarks, net of accumulated amortization of $1,402                                     4,830
                                                                            -------------------

TOTAL ASSETS                                                                        $   526,401
                                                                            ===================


                 LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                                  $    68,286
                                                                            -------------------
Total current liabilities                                                                68,286

Stockholders' equity:

Preferred stock, 5,000,000 shares authorized, $.001 par value, 8,824 shares                   9
issued and outstanding
Common stock, 20,000,000 shares authorized, $.0005 par value 4,604,132                    2,302
shares issued and outstanding
Additional Paid in capital - Common                                                   3,318,540
Additional Paid in capital - Preferred                                                   99,991
Deficit accumulated during the development stage                                     (2,962,727)
                                                                            -------------------

Net stockholders' equity                                                                458,127
                                                                            -------------------


TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                            $   526,401
                                                                            ===================

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                Condensed Consolidated Statement of Operations

                               (Unaudited)

                                                                                                        Cumulative
                                                                                                      from inception
                                                                                                     (April 11, 1996)
                                                                   Three Months Ended March 31         to March 31,
                                                           ---------------------------------------
                                                                     2000               1999                 2000
                                                           ----------------------------------------------------------
Costs and expenses:

Research and development                                           $  164,337         $  191,416         $  2,031,524
General and administrative                                             61,456             51,134              682,259
Depreciation and amortization                                             738                927               22,889
                                                           ----------------------------------------------------------
Operating loss                                                       (226,531)          (243,477)          (2,736,672)

Other income (expense):

Interest expense                                                                                               (7,000)
Interest income                                                           827              1,577               30,032
                                                           ----------------------------------------------------------
                                                                          827              1,577               23,032

Loss before minority interest                                        (225,704)          (241,900)          (2,713,640)

Minority interest                                                                                               1,120
                                                           ----------------------------------------------------------
Net Loss                                                           $ (225,704)        $ (241,900)        $ (2,712,520)
                                                           ==========================================================

Basic and diluted net loss per share                                   ($0.05)            ($0.06)
                                                           =====================================

Basic and diluted weighted average number
  of common shares outstanding                                      4,313,149          4,345,449
                                                           =====================================

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                Condensed Consolidated Statement of Cash Flows

                                  (Unaudited)

                                                                                                        Cumulative
                                                                                                      from inception
                                                                                                     (April 11, 1996)
                                                                    Three Months Ended March           to March 31,
                                                           ---------------------------------------
                                                                               31,
                                                                               ---
                                                                     2000               1999               2000
                                                           ---------------------------------------------------------
Cash flows from Operating activities:
  Net loss                                                          $(225,704)          $(241,900)       $(2,712,520)
  Adjustments to reconcile net income to net cash
   used by operating activities:
  Minority interest                                                                                           (1,120)
  Depreciation and amortization                                           738                 927             22,889
  Contribution of officer's salary                                                                            80,000
  Gain on disposition of Tercero                                                                             (15,679)
  Issuance of common stock for services                                                                       38,200
  Sale of Tercero-assignment of payables                                                                      55,678
  Increase (decrease) in other assets                                 127,030             (32,800)            (5,346)
  Increase in accounts payable                                            451              17,489             68,754
  Increase (decrease) in accrued expenses                             (50,000)                               216,000
  Increase in accrued interest                                                                                 7,000
                                                           ---------------------------------------------------------
Net cash used by operating activities                                (147,485)           (256,284)        (2,246,144)
                                                           ---------------------------------------------------------
Cash flows from investing activities:
  Tercero acquisition                                                                                        (49,999)
  DSDS acquisition                                                                                           (79,000)
  Capital expenditures                                                                                       (15,420)
                                                           ---------------------------------------------------------
Net cash used by investing activities                                                                       (144,419)
                                                           ---------------------------------------------------------
Cash flows from financing activities:
  Proceeds from notes to stockholders                                                                         73,000
  Proceeds from note receivable from stockholder                                                                 150
  Payments on note payable to stockholder                                                                     (3,000)
  Exercise of options and warrants                                    497,444             101,765          1,186,414
  Issuance of common stock                                                                                   915,200
  Repurchase of common stock                                                                                    (280)
  Issuance of preferred stock                                                             255,000            674,000
                                                           ---------------------------------------------------------
Net cash provided by financing activities                             497,444             356,765          2,845,484
                                                           ---------------------------------------------------------

Net increase in cash                                                  349,959             100,481            454,921

Cash, beginning of period                                             104,962              49,864
                                                           ---------------------------------------------------------
Cash, end of period                                                $  454,921          $  150,345       $    454,921
                                                           =========================================================

Non-cash investing and financing activities:

  Issuance of common stock for note receivable                                                          $        150
  Debt to equity conversion                                                                             $     77,000
  Acquisition of minority interest                                                                      $     33,250
  Sale of Tercero - elimination of goodwill                                                                 ($40,000)
  Preferred dividends paid through issuance of common stock                                             $     25,725
Acquisition of Med Enclosures, LLC for Note payable                                                     $    250,000
Settlement of lawsuit through issuance of common stock             $  200,000                           $    200,000

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                          A Development Stage Company

             Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)


1. Organization and summary of significant accounting policies
--------------------------------------------------------------


   Organization
   ------------

   CPC of America, Inc., a Nevada corporation ("CPC" or the "Company"), was formed on April 11, 1996 to manufacture and distribute external counterpulsation medical devices and own controlling interests in various management service organizations ("MSO"s) and medical services companies. The Company is classified as a development stage company because its principal activities involve obtaining capital and rights to certain technology, and conducting research and development activities.


   Principles of consolidation
   ---------------------------

   The accompanying consolidated financial statements include the amounts of the Company and its wholly owned subsidiaries, CPCA 2000, Inc. and HeartMed, LLC and its majority-owned subsidiary, Med Enclosures, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.


   Interim periods
   ---------------

   The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results for any future period. These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-KSB for the year ended December 31, 1999.


2. Stockholders' equity
-----------------------


     (A)  Series A Preferred Stock
          ------------------------

   In January and February 2000, 70,469 shares of Series A Preferred Stock were converted into 127,447 shares of Common Stock at a conversion price of $4.70 per share.


     (B)  Common Stock
          ------------

   In January, February and March of 2000, the Company issued 93,879 shares of common stock upon the exercise of outstanding options and received the net proceeds of $112,444 from the payment of the exercise price on these options. In January and March of 2000, the Company issued 220,000 shares upon the exercise of outstanding warrants and received the net proceeds of $385,000 from the payment of the exercise price on these warrants.

   In February 2000, as a settlement of its lawsuit with CarePoint Networks, Inc., the Company agreed to pay $50,000 cash and to issue 33,333 common shares valued at the then current market price of $6.00 per share.

                     CPC OF AMERICA, INC. AND SUBSIDIARIES
                          A Development Stage Company

             Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)


2. Shareholders' equity (continued)
-----------------------------------

   On April 25, 2000 the Company paid $255,208 to its subsidiary, Med Enclosures, LLC, to pay the outstanding balance on a promissory note held by Med Enclosures in the original principal amount of $250,000. Med Enclosures used these funds to acquire a patent from Gene Myers Enterprises, Inc. ("GME"). As additional consideration, GME agreed to waive the $4,000,000 capital provision contained in the Operating Agreement for Med Enclosures.


   Stock options
   -------------

   In the first quarter of 2000, the Company granted to one of its consultants options to purchase up to 75,000 shares of its common stock at an exercise price of $5.75 per share.


3. Commitments and contingencies
--------------------------------

In January 1997, the Company entered into a consulting agreement with its financial advisor, a related party, for five years at $5,000 per month. The agreement was revised in November 1997 to $8,000 per month, in April 1998 to $10,000 per month and for an additional five years and in April 1999 to $18,333 per month. As of March 31, 2000, the Company prepaid a company controlled by this related party $59,077 for research and development costs to be provided in the year 2000.

PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Nevada Statutes
---------------

          Section 78.751 of the Nevada General Corporation Law provides for the indemnification of our officers, directors and corporate agents under certain circumstances as follows:

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually paid and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                 (a)  By the stockholders;

                 (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                 (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Bylaws
------

     The Company's Bylaws provide for the permissive indemnification of the Company's officers and directors under certain circumstances as follows:

                                  ARTICLE VI
              INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
                               AND OTHER AGENTS

               Section 1.  ACTIONS OTHER THAN BY THE CORPORATION.  The
                           -------------------------------------
corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

               Section 2.  ACTIONS BY THE CORPORATION.  The corporation may
                           --------------------------
indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 3.  SUCCESSFUL DEFENSE.  To the extent that a director,
                      ------------------
officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          Section 4.  REQUIRED APPROVAL.  Any indemnification under Sections 1
                      -----------------
and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

               (a)    By the stockholders;

               (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          Section 5.  ADVANCE OF EXPENSES.  The articles of incorporation, the
                      -------------------
bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          Section 6.  OTHER RIGHTS.  The indemnification and advancement of
                      ------------
expenses authorized in or ordered by a court pursuant to this Article VI:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

               (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          Section 7.  INSURANCE.  The corporation may purchase and maintain
                      ---------
insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

          Section 8.  RELIANCE ON PROVISIONS.  Each person who shall act as an
                      ----------------------
authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

          Section 9.  SEVERABILITY.  If any of the provisions of this Article
                      ------------
are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

          Section 10. RETROACTIVE EFFECT.  To the extent permitted by
                      ------------------
applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.


Item 25.  Other Expenses of Issuance and Distribution.

          The following table sets forth the various expenses incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


   Security and Exchange Commission registration fee...........   $  333.75
   Printing and engraving expenses.............................   $1,500.00
   Legal fees and expenses.....................................   $5,000.00
   Accounting fees and expenses................................   $2,000.00
   Miscellaneous expenses......................................   $1,000.00
                                                                   --------
             Total.............................................   $9,833.75


Item 26.  Recent Sales of Unregistered Securities.

          During the last three years the Company sold unregistered shares of its common stock in the following transactions:

          A. From March 1997 to February 1998, the Company conducted a private placement of units of its securities ("Units"), each Unit consisting of 20,000 shares of common stock and warrants to purchase up to 40,000 shares of common stock at an exercise price of $1.75 per share from February 10, 1999 to December 31, 2000. The Units were offered at a price of $29,000 per Unit. In the private placement, the Company sold thirty-four (34) Units to twenty-seven (27) investors. The gross proceeds of the private placement were $986,000, including the conversion of $70,000 of indebtedness. There was no underwriter involved in this placement. The issuance was conducted pursuant to Rule 504 under the 1933 Act.

          B. In April 1997, the Company issued 13,333 shares of common stock to one individual upon the exercise of options. The exercise price paid to the Company was $2.25 per share. There was no underwriter involved in this issuance. The issuance was conducted pursuant to Section 4(2) of the 1933 Act.

          C. In April 1998, the Company issued to its president and to its key consultant each an option to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share. Options to purchase 200,000 shares of common stock are immediately exercisable and options to purchase 200,000 shares vest and first become exercisable on the next nine anniversaries of the date of grant. The options expire on April 22, 2008. There was no underwriter involved in these issuances. The issuances were conducted pursuant to Section 4(2) of the 1933 Act.

          D. In April 1998, the Company issued to five consultants of the Company options to purchase an aggregate of 137,000 shares of common stock at an exercise price of $2.50 per share. All of the options are immediately exercisable except for options to purchase 80,000 shares granted to one consultant, of which options to purchase 16,000 shares of common stock are immediately exercisable and options to purchase 16,000 shares vest and first become exercisable on the next four anniversaries of the date of grant. The options expire on April 22, 2003. There was no underwriter involved in these issuances. The issuances were conducted pursuant to Section 4(2) of the 1933 Act.

     E. In October 1998, the Company issued an aggregate of 15,000 shares of common stock upon the exercise of stock options to one of its officers and to a consultant. The exercise price paid to the Company ranged from $1.125 to $2.50 per share. There was no underwriter involved in this issuance. The issuance was conducted pursuant to Section 4(2) of the 1933 Act.

     F. In September 1998, the Company issued to two consultants options to purchase an aggregate of 10,000 shares of common stock at an exercise price of $9.00 per share. All of the options are immediately exercisable and expire on September 30, 2003. There was no underwriter involved in these issuances. The issuances were conducted pursuant to Section 4(2) of the 1933 Act.

     G. In November 1998, the Company issued an aggregate of 42,000 shares of common stock upon the exercise of stock options to three consultants of the Company. The exercise price paid to the Company ranged from $1.125 to $2.50 per share. There was no underwriter involved in this issuance. The issuance was conducted pursuant to Section 4(2) of the 1933 Act.

     H. In December 1998, the Company issued to a consultant options to purchase up to 5,000 shares of common stock at an exercise price of $4.625 per share. All of the options are immediately exercisable and expire on December 31, 2003. There was no underwriter involved in these issuances. The issuances were conducted pursuant to Section 4(2) of the 1933 Act.

     I. From November 1998 to November 1999, the Company conducted a private placement of shares of its Series A Preferred Stock at a price of $8.50 per share. In the private placement, the Company sold 79,293 shares of Series A Preferred Stock for the aggregate proceeds of $674,000. The private placement was conducted pursuant to Rule 506 under the 1933 Act. There is no underwriter involved in the private placement.

     J. Between February 1999 and December 1999, the Company issued an aggregate of 209,490 shares of common stock upon the exercise of outstanding warrants with an exercise price of $1.75 per share. The issuances were conducted pursuant to Rule 506 under the 1933 Act. There were no underwriters involved with these issuances.

     K. In April 1999, the Company was named as a defendant in a lawsuit brought by CarePoint Network, Inc. in the Third Judicial District Court of Salt Lake County, State of Utah. In that action, CarePoint alleged that the Company entered into a contract with CarePoint to purchase all of the issued and outstanding capital stock of Carepoint and that the Company breached this contract by failing to consummate the transaction. In February 2000, the Company agreed to settle this matter for $50,000 in cash and 33,333 shares of common stock.

Item 27.  Exhibits

     3.1  Articles of Incorporation of the Company.(1)

     3.2  Bylaws of the Company.(1)

     4.1  Specimen of Common Stock Certificate.(1)

     4.2  Certificate of Designations of the Company.(4)

     5.1 Opinion of Oppenheimer Wolff & Donnelly LLP regarding legality of the securities being issued.*

     10.1 Consulting Agreement between the Company and CTM Group, Inc.(1)

     10.2 Stock Purchase Agreement between the Company and DSDS Group, Inc. dated July 25, 1997.(1)

     10.3  Employment Agreement dated April 23, 1998 between the Company and Rod
           A. Shipman.(2)

     10.4 Operating Agreement dated August 21, 1998 between the Company and Partner Provider Health, Inc.(2)

     10.5 Consulting Agreement dated April 23, 1998 between the Company and CTM Consulting Group, Inc.(2)

     10.6 Agreement dated November 17, 1998 between the Company and Automated Specialties Enterprises, Inc.(3)

     10.7  Agreement dated November 17, 1998.(3)

     10.8 Amendment to Employment Agreement dated April 1, 1999 between the Company and Rod A. Shipman(4)

     10.9 Amendment to Consulting Agreement dated April 1, 1999 between the Company and CTM Group, Inc.(4)

     10.10 Letter Agreement between the Company and Leslie J. Kessler dated May 18, 1999.(5)

     10.11 Operating Agreement for Med Enclosures LLC(6)

     21.1  List of Subsidiaries.

     23.1  Consent of Cacciamatta Accountancy Corporation, independent auditors.

     27.1  Financial Data Schedule

_______________
*    To be filed by amendment.

(1) Previously filed as part of the Company's registration statement on Form 10-SB (SEC File No. 0-24053) filed with the Securities and Exchange Commission on April 20, 1998.

(2) Previously filed as part of the Company's registration statement on Form 10-SB/A (SEC File No. 0-24053) filed with the Securities and Exchange Commission on August 14, 1998.

(3) Previously filed as part of the Company's annual report on Form 10-KSB (SEC File No. 0-24053) for the year ended December 31, 1998 filed with the Securities and Exchange Commission on March 31, 1999.

(4) Previously filed as part of the Company's quarterly report on Form 10-QSB (SEC File No. 0-24053) for the quarter ended March 31, 1999 filed with the Securities and Exchange Commission on May 17, 1999.

(5) Previously filed as part of the Company's quarterly report on Form 10-QSB (SEC File No. 0-24053) for the quarter ended June 30, 1999 filed with the Securities and Exchange Commission on August 9, 1999.

(6) Previously filed as part of the Company's annual report on Form 10-KSB (SEC File No. 0-24053) for the year ended December 31, 1999 filed with the Securities and Exchange Commission on April 14, 2000.

Item 28.  Undertakings.

          (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period which offers or sales are being made, a post-effective amendment to this registration statements:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for the liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange such indemnification is against public policy as expressed in the opinion of the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on July 18, 2000.

                                   CPC OF AMERICA, INC.

Date:  July 18, 2000               By:  /s/ ROD A. SHIPMAN
                                       ----------------------
                                       Rod A. Shipman, President and Chief
                                       Executive Officer

     In accordance with the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                          Title                                       Date
---------                          -----                                       ----
/s/ ROD A. SHIPMAN                 President, Chief Financial Officer,         July 18, 2000
---------------------------        Secretary and Principal Accounting
ROD A. SHIPMAN                     Officer and Director

/s/ RAFE COHEN                     Treasurer and Director                      July 18, 2000
---------------------------
RAFE COHEN

/s/ WILLIAM LIEVENSE               Director                                    July 18, 2000
---------------------------
WILLIAM LIEVENSE